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            Pegasus Communications Corporation COMPLETES OfferING OF
                   $300 Million in Convertible Preferred Stock


BALA CYNWYD, PA, January 26, 2000 - Pegasus Communications Corporation (Nasdaq:
PGTV) announced today it has completed a private offering to qualified institutional buyers of $300 million in liquidation preference of its Series C convertible preferred stock. The gross proceeds include an additional $50 million in liquidation preference of shares issued upon exercise of the initial purchasers' over-allotment option in full. The Series C convertible preferred stock will pay an annual dividend of 6.50% of the $100 per share liquidation preference, with dividends payable in cash or, at Pegasus' option, in shares of the Company's Class A common stock. The Series C convertible preferred stock is convertible at any time into shares of the Company's Class A common stock. The initial conversion price was set at $127.50 per common share, representing a 125% conversion premium.

         This offering was made only by means of an offering memorandum. Pegasus intends to use the net proceeds of approximately $291 million for working capital and general corporate purposes. The Series C convertible preferred stock and the Class A common stock into which the Series C convertible preferred stock is convertible has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States. We are the largest independent provider of DBS services to rural parts of the United States on the DIRECTV platform, serving approximately 1.1 million DBS subscribers in 41 states. Pegasus is also a broadcaster operating and/or programming ten TV stations serving 2 million TV households in smaller markets affiliated with FOX, UPN and the WB.

         This press release contains information about pending transactions, including the acquisition of Golden Sky Holdings, Inc., and there can be no assurance that these transactions will be completed.


For further information, please contact:
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Yolanda Robins                                      Jeff Majtyka/Ryan Barr
Pegasus Communications Corporation                  Brainerd Communicators, Inc.
(610) 934-7000                                      (212) 986-6667
yrobins@pgtv.com                                    majtyka@braincomm.com
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                                                    barr@braincomm.com
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